Exhibit 99.1

Elizabeth L. Buse and Yusuf I. Mehdi Join U.S. Bancorp Board of Directors

MINNEAPOLIS, MN (June 18, 2018) – U.S. Bancorp announced today that its Board of Directors has elected Elizabeth L. Buse and Yusuf I. Mehdi as directors of the company, effective immediately.

Ms. Buse, 57, is the former Chief Executive Officer of Monitise PLC, a global mobile banking and payments company based in the UK. She served as Co-Chief Executive Officer and Chief Executive Officer of Monitise during 2014 and 2015, after retiring from Visa, Inc, the world’s largest payment network, as Executive Vice President of Global Services. She held various senior leadership positions during her 16-year tenure at Visa, Inc.

“Elizabeth has deep expertise within the financial services industry, and specifically related to payments, that is extremely relevant to our Board,” said Andy Cecere, chairman, president and CEO of U.S. Bancorp. “Her experience as the CEO of a global financial services technology company gives her valuable leadership insight and broad perspective on complex issues facing our company.”

Mr. Mehdi, 51, is the Corporate Vice President of the Modern Life and Devices Group of Microsoft Corporation, representing the Windows, Surface, Office and Bing businesses. A 26-year veteran of Microsoft, Mehdi previously served as the company’s Corporate Vice President of Windows and Devices Group as well as the Corporate Vice President and Chief Marketing and Strategy Officer of its Interactive Entertainment Division, including Xbox, among other leadership positions.

“With extensive consumer experience at a large multinational company, Yusuf brings valuable retail business knowledge to our Board,” said Cecere. “His work in a technology-focused industry, that must adapt its strategy and offerings extremely quickly to respond to changes in customer expectations, will serve us well in our work to bring our whole bank to our customers. We are delighted that Elizabeth and Yusuf have joined our Board and look forward to working with them and benefiting from their diverse knowledge and experiences.”

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Contact:

Stacey Wempen, U.S. Bank Public Affairs & Communications

stacey.wempen@usbank.com | 612.303.7620

About U.S. Bank

U.S. Bancorp, with 74,000 employees and $460 billion in assets as of March 31, 2018, is the parent company of U.S. Bank, the fifth-largest bank in the United States. The Minneapolis-based bank blends its branch and ATM network with mobile and online tools that allow customers to bank how, when and where they prefer. U.S. Bank is committed to serving its millions of retail, business, wealth management, payment, commercial and corporate, and investment services customers across the country and around the world as a trusted financial partner, a commitment recognized by the Ethisphere Institute naming the bank a 2018 World’s Most Ethical Company. Visit U.S. Bank online or follow on social media to stay up to date with company news.